EXECUTION COPY

AMENDED AND RESTATED SENIOR CREDIT AGREEMENT
This AMENDED AND RESTATED SENIOR CREDIT AGREEMENT dated as of December 13, 2013 (as amended, supplemented or modified, this “Agreement”) is between STREAMLINE HEALTH, INC., an Ohio corporation (“Borrower”) and FIFTH THIRD BANK, an Ohio banking corporation (“Lender”).
WHEREAS, Borrower and Lender are parties to the Senior Credit Agreement dated as of December 7, 2011 as amended by Amendment No. 1 to Senior Credit Agreement dated as of August 16, 2012 and Amendment No. 2 to Senior Credit Agreement dated as of August 26, 2013 (the “Existing Credit Agreement”); and
WHEREAS, Borrower and Lender desire to amend and restate the Existing Credit Agreement on the terms and conditions set forth herein.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Borrower and Lender hereby agree that, as of the Closing Date, this Agreement amends and restates in its entirety the Existing Credit Agreement and further agree as follow:
1.Credit Facilities.
1.1    Revolving Facility.
(a)    Revolving Loan. Subject to the terms and conditions hereof, Lender agrees to make loans (the “Revolving Credit Loans”) to Borrower at Borrower’s request from time to time during the term of this Agreement in an aggregate amount outstanding at any time for all Revolving Credit Loans not exceeding the following (as further adjusted pursuant to this Section 1.1(a), the “Maximum Amount”): the lesser of (i) the Lender’s Revolving Commitment and (ii) the Formula Amount. Lender may create and maintain additional reserves with respect to the Maximum Amount from time to time based on such credit and collateral considerations as Lender may deem appropriate in the reasonable good faith judgment of the Lender. Borrower may borrow, prepay (in whole or in part), and reborrow Revolving Credit Loans; provided that the principal amount of all Revolving Credit Loans outstanding at any one time will not exceed the Maximum Amount. If the amount of Revolving Credit Loans outstanding at any time exceeds the Maximum Amount, Borrower will immediately pay the amount of such excess to Lender in cash. In the event Borrower fails to pay such excess, Lender may, in its discretion, setoff such amount against any Borrower’s accounts at Lender. The Revolving Credit Loans will be evidenced by the Fifth Amended and Restated Revolving Note of Borrower dated as of the date hereof and all amendments, extensions and renewals thereto and restatements and replacements thereof (“Revolving Credit Note”). The proceeds of the Revolving Credit Loans will be used after the Closing Date for working capital and other general business purposes; provided, however, the Borrower may not use the proceeds of the Revolving Credit Loans to repay the Subordinated Indebtedness.
(b)    Advances. The Borrower shall give the Lender notice (which shall be irrevocable) of each request for the making of a Revolving Credit Loan no later than 10:00 a.m. (Eastern time)

on the Business Day on which such Revolving Credit Loan is to be made. Each such notice shall be in form satisfactory to the Lender and shall specify (i) the requested date of the making of such Revolving Credit Loan which shall be a Business Day and (ii) the amount, which shall be an amount in integral multiples of $25,000. Unless otherwise requested by Borrower, all Revolving Credit Loans will be advanced by a credit to an account of the Borrower maintained with Lender in the amount of the applicable Revolving Credit Loan.
(c)    Expiration. The commitment to make Revolving Credit Loans will expire and all Revolving Credit Loans together with all accrued and unpaid interest thereon and the accrued portion of the fee referred to in Section 1.3(b) will be due and payable on December 1, 2015 (the “Termination Date”).
(d)    Term Loan. Subject to the terms and conditions hereof, on the Closing Date, upon request of the Borrower received not later than 10:00 A.M. (Eastern time), Lender hereby agrees to make a loan in a single advance (the “Term Loan”) to Borrower, in an amount equal to Eight Million Five Hundred Thousand Dollars ($8,500,000). Once repaid, any amounts advanced as the Term Loan may not be reborrowed. The Term Loan will be evidenced by the promissory note of Borrower of even date herewith and all amendments, extensions and renewals thereto and restatements and replacements thereof (“Term Note”). The proceeds of the Term Loan will be used on the Closing Date to prepay in full all principal and accrued interest on the Term Loan outstanding under the Existing Credit Agreement, for general corporate and working capital purposes and to pay any fees and expenses due hereunder. The Lender’s commitment to make the Term Loan shall expire at 5:00 PM Eastern time on the Closing Date. If the Closing Date has not occurred prior to December 31, 2013, the Lender’s commitment to make the Term Loan shall expire.
(e)    Payment and Prepayment.
(i)    The principal amount of the Term Loan will be payable in equal monthly installments of $101,190 commencing on January 1, 2014 and on the first (1st) day of each calendar month thereafter (each such date, a “Payment Date”). Without limiting the foregoing, the entire unpaid principal amount of the Term Loan, together with accrued and unpaid interest thereon, will be due and payable on the Term Loan Maturity Date.
(ii)    Not later than three Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any other Credit Party, Borrower shall prepay the Term Loan in an amount equal to 100% of such Net Cash Proceeds; provided that no such prepayment shall be required under this Section 1.1(e)(ii) with respect to (A) any Asset Sale permitted by Section 5.14(a) or (B) in the case of Asset Sales referred to in clause (a) of the definition thereof, Asset Sales for fair market value resulting in no more than $100,000 in Net Cash Proceeds per Asset Sale (or series of related Asset Sales) and no more than $250,000 in Net Cash Proceeds in any fiscal year. All prepayments will be applied to the outstanding principal balance of the Term Loan in inverse order of maturities and no such prepayment will change the due date of the principal payment otherwise required by this Agreement. Notwithstanding the foregoing, upon written notice to Lender delivered not more than two Business Days following receipt of any Net Cash Proceeds from an Asset Sale referred to in clause (a) of the definition thereof, such proceeds may be retained by the Credit Parties (and be excluded from the prepayment requirements of this clause) if (1) the Borrower informs Lender in such notice of its good faith intention to apply (or one or more of the other Credit Party’s good faith intention to apply) such Net Cash Proceeds to the acquisition of other assets or properties used or useful in the business of the Credit Parties and (2) such amount is actually expended within 180 days following the receipt of such Net Cash Proceeds to such acquisition. The amount of such Net Cash Proceeds unused after such applicable period shall be applied to prepay the Term Loan as set forth above. Notwithstanding the foregoing, the Borrower shall not be required to prepay the Term Loan with the Net Cash Proceeds from the issuance of Capital Stock of the Parent completed on November 27, 2013; provided, however, that not later than February 28, 2014, the Borrower shall provide to Lender a report (in detail reasonably acceptable to Lender) indicating the intended uses of such Net Cash Proceeds for the twelve month period following the date of such report.
(iii)    So long as no Default or Event of Default has occurred and is continuing or would result from any prepayment pursuant to this Section 1.1(b)(iii), the Borrower may prepay the Term Loan in whole or in part at any time without premium or penalty on not less than three (3) Business Days prior notice; provided, however, that any such prepayments shall be in an amount not less than $100,000 and integral multiples of $100,000 in excess thereof. Any such prepayment will be applied to the outstanding principal balance of the Term Loan in inverse order of maturities and no such prepayment will change the due date of the principal payment otherwise required by this Agreement.
(iv)    Once repaid or prepaid, the Term Loan may not be reborrowed.
1.2    Interest.
(a)    Except as otherwise provided herein, the Loans shall bear interest from the date of the first advance until paid at an annual floating rate of interest equal to the Adjusted LIBO Rate in effect from time to time plus the Applicable Margin. The Borrower will pay to Lender any loss, cost or expense incurred in connection with the failure of any Loan to be made as requested by Borrower. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, in each case occurring after the date hereof, any law or regulation, there shall be any increase in the cost to Lender of making, funding, maintaining, or allocating capital to any advance bearing interest at the Adjusted LIBO Rate, including a change in Reserve Percentage, then Borrower shall, from time to time upon demand by Lender, pay to Lender additional amounts sufficient to compensate Lender for such increased cost. If, because of the introduction of or any change in, or because of any judicial, administrative, or other governmental interpretation of, any law or regulation, it becomes unlawful for Lender to make, fund, or maintain any Loan at the Adjusted LIBO Rate, then (i) Lender shall notify Borrower in writing that Lender is no longer able to maintain the interest rate at an Adjusted LIBO Rate and (ii) the interest rate for such Loan shall automatically be converted to the Base Rate. Thereafter, the Loans shall bear interest at the Base Rate until such time as the situation described herein is no longer in effect. If Lender determines (which determination shall be conclusive and binding upon Borrower, absent manifest error) (A) that dollar deposits are not generally available at such time in the London Interbank Market for deposits in dollars, (B) that the rate at which such deposits are being offered will not adequately and fairly reflect the cost to Lender of maintaining an Adjusted LIBO Rate for the Loan due to circumstances affecting the London Interbank Market generally, (C) that reasonable means do not exist for ascertaining an Adjusted LIBO Rate, or (D) that an Adjusted LIBO Rate would be in excess of the maximum interest rate which Borrower may by law pay, then, in any such event, Lender shall so notify Borrower and all portions of the advances bearing interest at an Adjusted LIBOR Rate that are so affected shall, as of the date of such notification, bear interest at the Base Rate until such time as the situations described herein are no longer in effect. The interest rate charged hereunder with respect to any Loan bearing interest based on the Adjusted LIBO Rate or at the Base Rate will change automatically upon each change in the LIBO Rate or the Prime Rate, as applicable, and Lender shall not be required to notify Borrower of any such change.
(b)    Accrued and unpaid interest on the Revolving Credit Loans and the Term Loan shall be due and payable on each Payment Date. All accrued and unpaid interest on the Revolving Credit Loans and the Term Loan outstanding under the Existing Credit Agreement shall be paid on the Closing Date.
(c)    Interest will be calculated based on a 360-day year and charged for the actual number of days elapsed. Any Obligation not paid when due, whether by acceleration or otherwise, will bear interest (computed and adjusted in the same manner, and with the same effect, as interest hereon prior to maturity) payable on demand, at a rate per annum equal to the Default Rate, until paid, and whether before or after the entry of judgment hereon.
1.3    Additional Terms Applicable to Loans.
(a)    Closing Fee. Upon execution and delivery of this Agreement, Borrower shall pay to Lender a fully earned closing fee of One Hundred Thousand Dollars ($100,000).
(b)    Unused Fee. Borrower will pay to Lender a fee payable monthly in arrears on the last Business Day of each calendar month, commencing on December 31, 2013 in an amount equal to 0.40% per annum of the average daily Undrawn Amount. Any accrued and unpaid fees under Section 1.3(b) of the Existing Credit Agreement prior to the date hereof shall be due and payable on December 31, 2013.
(c)    Payment of Fees. All fees, once paid, shall not be refundable in whole or in part.
(d)    Payments Time and Place. All payments of principal and interest made by Borrower shall be made no later than Noon (Eastern Time), on the Business Day such payments are due. All amounts paid after such time will be credited on the following date. All payments to be made by Borrower will be made without setoff, deduction, offset, recoupment or counterclaim in immediately available funds and in the lawful currency of the United States of America. If any amount is due on a day which is not a Business Day, such amount shall be due on the immediately succeeding Business Day with additional interest payable for such extension period.
1.4    Additional Costs.
(a)    Taxes, Reserve Requirements, etc. In the event that any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to Lender, or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Lender with any guideline, request or directive of any such authority (whether or not having the force of law), will: (a) affect the basis of taxation of payments to Lender of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Lender, by the jurisdiction, or by any political subdivision or taxing authority of any such jurisdiction, in which Lender has its principal office), (b) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Lender, (c) impose any other condition with respect to this Agreement, any Note executed in connection with this Agreement or any of the other Loan Documents, and the result of any of the foregoing is to increase the cost of making, funding or maintaining any such Note or to reduce the amount of any sum receivable by Lender thereon, or impose on Lender any documentary, stamp or similar tax arising out of or relating to the execution and delivery of this Agreement or any other Loan Document, then Borrower will pay to Lender from time to time, upon request by Lender, additional amounts sufficient to compensate Lender for such increased cost or reduced sum receivable.
(b)    Capital Adequacy. If either: (a) the introduction of, or any change in, or in the interpretation of, any United States or foreign law, rule or regulation or (b) compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated, made, or that becomes effective (in whole or in part) after the date hereof affects or would affect the amount of capital required or expected to be maintained by Lender or any corporation directly or indirectly owning or controlling Lender and Lender determines that such introduction, change or compliance has or would have the effect of reducing the rate of return on Lender capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder or under any Note or any commitment to lend thereunder to a level below that which Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account Lender’s policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Lender (in its sole discretion) to be material, then, from time to time, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such reduction.
(c)    Certificate of Lender. A certificate of Lender setting forth such amount or amounts as will be necessary to compensate Lender as specified above and the basis therefor will be delivered to Borrower and will be conclusive absent manifest error. Borrower will pay Lender the amount shown as due on any such certificate within ten (10) Business Days following demand. Failure on the part of Lender to deliver any such certificate will not constitute a waiver of Lender’s rights to demand compensation for any particular period or any future period. The protection of this Section will be available to Lender regardless of any possible contention of invalidity or inapplicability of the law, rule or regulation, that results in the claim for compensation under this Section.
1.5    Automated Payments. Payments due from the Borrower shall be initiated by Lender in accordance with the terms of this Agreement and the Note from Borrower’s account through BillPayer 2000®. Borrower hereby authorizes Lender to initiate such payments from the account specified on Schedule 1.5 hereto or any other account maintained by the Borrower at the Lender. Borrower acknowledges and agrees that use of BillPayer 2000® shall be governed by the BillPayer 2000® Terms and Conditions, a copy of which Borrower acknowledges receipt. Borrower further acknowledges and agrees to maintain payments hereunder through BillPayer 2000® throughout the term of this Agreement. Each payment hereunder shall be applied first to advanced costs, charges and fees, then to accrued interest, then to principal and then to any other Obligation which is due and payable.
2.Collateral. The Collateral for the repayment of the Obligations will be that granted pursuant to the Security Documents.

3.Representations and Warranties. To induce Lender to enter into this Agreement and to make the advances herein contemplated, Borrower hereby represents and warrants as follows, on the Closing Date and on the date that each Loan is made and, if applicable, before and after giving effect to any Permitted Acquisition:
3.1    Organization. Each Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, is duly qualified in all jurisdictions where required by the conduct of its business or ownership of its assets, except where the failure to so qualify would not have a Material Adverse Effect and has the power and authority to own and operate its assets and to conduct its business as is now done.
3.2    Latest Financials. The Current Financial Statements as delivered to Lender are true, complete and accurate in all material respects and fairly present Borrower’s financial condition, assets and liabilities, whether accrued, absolute, contingent or otherwise and the results of its operations for the periods specified therein. The financial statements included in the Current Financial Statements have been prepared in accordance with GAAP (except as disclosed therein and, except, with respect to unaudited financial statements, for the absence of footnotes, and subject to normal year end adjustments) applied consistently with preceding periods.
3.3    Recent Adverse Changes. Since January 31, 2013, no Company has suffered any Material Adverse Effect and no Company has knowledge of any event or condition which could reasonably be expected to have a Material Adverse Effect.
3.4    Recent Actions. Other than the transactions contemplated by the Acquisition Documents relating to any Permitted Acquisition and the Loan Documents, since January 31, 2013, each Company’s business has been conducted in the ordinary course and no Company has: (a) incurred any obligations or liabilities, whether accrued, absolute, contingent or otherwise, other than liabilities incurred and obligations under contracts entered into in the ordinary course of business and other than liabilities to Lender, (b) discharged or satisfied any lien or encumbrance or paid any obligations, absolute or contingent, other than current liabilities, in the ordinary course of business, (c) mortgaged, pledged or subjected to lien or any other encumbrance any of its assets, tangible or intangible (other than Permitted Liens), or cancelled any debts or claims except in the ordinary course of business, or (d) made any loans or otherwise conducted its business other than in the ordinary course.
3.5    Title. Except as set forth on Schedule 3.5, each Company has good and valid title to its assets reflected on the most recent balance sheet included in the Current Financial Statements, free and clear from all liens and encumbrances of any kind, except for the Permitted Liens.
3.6    Litigation. Except as set forth on Schedule 3.6, there are no suits or proceedings pending or to the knowledge of any Company threatened against or affecting any Company, and no proceedings before any governmental agency or authority are pending or threatened against any Company.
3.7    Business. No Company is a party to or subject to any agreement or restriction that may have a Material Adverse Effect on such Company. Each Company has all licenses, permits, government authorizations, franchises, patents, trademarks, copyrights and other rights (collectively, the “Rights”) necessary to conduct its business, and all are in full force and effect and are not in known conflict with the rights of others except where the failure to have such Rights could not reasonably be expected to have a Material Adverse Effect.
3.8    Laws and Taxes. Each Company is in compliance with all laws, regulations, rulings, orders, injunctions, decrees, conditions or other requirements applicable to or imposed upon such Company by any law or by any governmental authority, court or agency except where non-compliance would not have a Material Adverse Effect. To the knowledge of the Borrower, each Company has filed all required tax returns and reports that are now required to be filed by it in connection with any federal, state and local tax, duty or charge levied, assessed or imposed upon such Company or its assets, including unemployment, social security, and real estate taxes. To the knowledge of the Borrower, each Company has paid all taxes which are now past due and payable other than any taxes which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. No taxing authority has asserted or assessed any additional tax liabilities against a Company which are past due, and no Company has filed for any extension of time for the payment of any tax or the filing of any tax return or report.
3.9    Authority. Each Company has full power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, including entering into the transactions provided for in this Agreement and granting the Liens contemplated by the Loan Documents. The Loan Documents to be executed by each Company, when executed and delivered by such Company, will constitute the legal, valid and binding obligations of such Company enforceable in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws in effect from time to time affecting the rights of creditors generally and except as such enforceability may be subject to general principles of equity.
3.10    Other Defaults. There does not now exist and, after giving effect to the transactions contemplated hereby, there will not exist, any default or violation by any Company of or under any of the terms, conditions or obligations of: (a) such Company’s Articles or Certificate of Incorporation, Certificate of Formation, by-laws, code of regulations, operating agreement or similar constitutional documents; (b) any indenture, mortgage, deed of trust, franchise, permit, contract, agreement, or other instrument to which such Company is a party or by which such Company is bound; or (c) any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon such Company by any law or by any governmental authority, court or agency which, in the case of clause (b) or (c) could reasonably be expected to have a Material Adverse Effect.
3.11    Ownership of Borrower and Subsidiaries. Parent owns all of the issued and outstanding Capital Stock of the Borrower. Except as listed on Schedule 3.11, none of Parent, Borrower or any of their respective Subsidiaries has other Subsidiaries or is a party to any partnership agreement or joint venture agreement. Neither the Borrower nor any of its Subsidiaries has any outstanding options, warrants or contracts to issue additional membership interests or other equity interests of any kind except as set forth on Schedule 3.11.
3.12    ERISA. No “employee welfare benefit” or “employee pension benefit” plans (as defined in Section 3(1) and 3(2), respectively, of ERISA) established or maintained by any Company or its ERISA Affiliates (collectively, the “Plans”), or to which any Company or an ERISA Affiliate contributes, had an accumulated funding deficiency (as such term is defined in Section 302 of

ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, and no liability to the Pension Benefit Guaranty Corporation has been, or is expected by such person to be, incurred with respect to any such Plan. As to each Plan which is a defined benefit plan within the meaning of Section 3(35) of ERISA, the value of the assets thereof as of the last day of the most recent Plan fiscal year, as determined by such Plan’s independent actuaries, exceeds the present value, as determined by such actuaries, as of such date of the benefits under such Plan. None of the Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA, and each Company and its ERISA Affiliates have not terminated or withdrawn from or are aware of any withdrawal liability (as defined in Section 4201 of ERISA) assessed against any Company or its ERISA Affiliates with respect to, any defined benefit plan or multi-employer plan in which employees of any such person have participated. The Plans have been administered in compliance with their terms and with all filing, reporting, disclosure and other requirements of ERISA, in each case, in all material respects. Each Plan (together with its related funding instrument) which is an employee pension benefit plan is, or upon establishment by any Company, will satisfy the qualification requirements under Section 401 of the Internal Revenue Code 1986 (the “Code”) and the regulations issued thereunder in all material respects, and each such Plan (and its related funding instrument) have been or, upon establishment by any Company, will have been the subject of a favorable determination letter issued by the Internal Revenue Service holding that such Plan and funding instrument are so qualified or a favorable opinion letter issued by the Internal Revenue Service if the Plan is operated pursuant to a prototype document. No Company or any of its ERISA Affiliates or any of their respective employees or directors, or any Plan fiduciary of any of the Plans, has engaged in any transaction, including the execution and delivery of this Agreement and the Loan Documents, in violation of Section 406(a) or (b) of ERISA or any “prohibited transaction” (as defined in Section 4975(c)(1) of the Code) for which no exemption exists under Section 408(b) of ERISA or Section 4975(d) of the Code or for which no administrative exemption has been granted under Section 408(a) of ERISA, and no “reportable event” (as defined in Section 4043 of ERISA and the government regulations issued thereunder) has occurred in connection with any Plan. No matter is pending relating to any Plan before any court or governmental agency.
3.13    Regulation U. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System).
3.14    Real Property. Schedule 3.14 sets forth a true and complete list of all real property owned, leased or otherwise occupied by each Company (the “Property”) and the interest of such Company in such Property. In the case of leased property, the name and address of the landlord or lessor is set forth on Schedule 3.14.
3.15    Environmental Matters.
(a)    Each Property and the activities or operations of each Company on the Property are in compliance in all material respects with all applicable federal, state and local, statutes, laws, regulations, ordinances, policies and orders relating to regulation of the environment, health or safety, or contamination or cleanup of the environment (collectively “Environmental Laws”).
(b)    Each Company has obtained all material approvals, permits, licenses, certificates, or satisfactory clearances from all governmental authorities required under Environmental Laws with respect to the Property and any activities or operations at the Property.

(c)    To the knowledge of each Company, there have not been and are not now any solid waste, hazardous waste, hazardous or toxic substances, pollutants, contaminants, or petroleum (collectively, “Hazardous Substances”) in, on, under or about the Property in violation of Environmental Laws. The use which each Company makes and intends to make of the Property will not result in the deposit or other release of any Hazardous Substances in violation of Environmental Laws.
(d)    There have been no complaints, citations, claims, notices, information requests, orders or directives on environmental grounds or under Environmental Laws (collectively “Environmental Claims”) made or delivered to, pending or served on any Company or of which any Company is aware or should be aware (i) issued by any governmental department or agency having jurisdiction over the Property or the activities or operations at the Property, or (ii) issued or claimed by any third party relating to the Property or the activities or operations at the Property.
(e)    To the knowledge of each Company, no asbestos-containing materials are installed, used, or incorporated into the Property, and no asbestos-containing materials have been disposed of on the Property.
(f)    To the knowledge of each Company, no polychlorinated biphenyls (“PCBs”) are located at, on or in the Property in the form of electrical equipment or devices, including, transformers, capacitors, fluorescent light fixtures with ballasts, cooling oils or any other device or form.
(g)    Each Company has provided Lender with copies of all environmental reports, audits and studies prepared within the last five years known to such Company and accessible to such Company, whether in such Company’s possession or otherwise, regarding the Property.
3.16    Indebtedness. Schedule 3.16 sets forth a true and correct list of all Indebtedness of each Company outstanding on the Closing Date both before and after giving effect to the transactions contemplated hereby.
3.17    Labor Matters. There are no material strikes or other material labor disputes against any Company pending or, to its knowledge, threatened. The hours worked and payment made to each Company’s employees in all material respects have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters. All payments due from each Company, or for which any claim may be made against such Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on its books. No Company is party to or bound by any collective bargaining agreement and no union represents or purports to represent all or any portion of the employees of any Company.
3.18    Solvency. Both before and after giving effect to the making of each Loan, the Borrower (on a consolidated basis with each of its Subsidiaries) is Solvent.
3.19    Accuracy of Reports. All written information which has been furnished to Lender including, without limitation, the Perfection Certificate, was complete, accurate and correct in all material respects when furnished, and all information which may be furnished to Lender in the future, including any subsequent Perfection Certificate, will be complete, accurate and correct in all material respects when furnished. No written information, report, financial statement (other than projections), certificate, exhibit or schedule furnished by or on behalf of any Company delivered in connection with the negotiation of the Loan Documents or delivered pursuant to any requirement of the Loan Documents contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not misleading and all projections provided by Borrower or any other Company are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date thereof.
3.20    Permitted Acquisition. In the case of any Permitted Acquisition, the Borrower has delivered to Lender complete and correct copies of the Acquisition Agreement and each of the other documents and agreements executed in connection therewith (collectively, the “Acquisition Documents”), including all schedules and exhibits thereto not less than five (5) days prior to the consummation of such Permitted Acquisition. The Acquisition Documents set forth the entire agreement and understanding of the applicable Credit Party or Credit Parties and the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby and the Permitted Acquisition shall be consummated in accordance with the terms of the Acquisition Documents without any amendment, waiver or supplement to the terms thereof which would be adverse to the applicable Credit Party in any material respect. Each applicable Credit Party has the power, and has taken all necessary action (including, any necessary member or comparable owner action) to authorize it, to execute, deliver and perform in accordance with their respective terms the Acquisition Documents to which it is a party. Each of the Acquisition Documents has been duly executed and delivered by each applicable Credit Party and, to Borrower’s knowledge, each of the other parties thereto and is a legal, valid and binding obligation of each applicable Credit Party and to Borrower’s knowledge, such other parties, enforceable against each such Credit Party and to Borrower’s knowledge, such other parties in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of the Acquisition Documents in accordance with their respective terms does not and will not require any governmental approval or any other consent or approval, other than governmental approvals and other consents and approvals that have been obtained. All conditions precedent to the Permitted Acquisition pursuant to the Acquisition Agreement have been fulfilled in all material respects and, as of the date of the closing of such Permitted Acquisition, the Acquisition Agreement has not been amended or otherwise modified and there has been no breach by the Borrower or, to Borrower’s knowledge, any other party thereto, of any term or condition of the Acquisition Documents. Upon consummation of the transactions contemplated by the Acquisition Documents to be consummated at the closing thereunder, the applicable Credit Party shall acquire good and legal title to the assets being transferred pursuant to the Acquisition Agreement
4.Affirmative Covenants. From the date of execution of this Agreement until all Obligations to Lender have been fully paid and the Lender’s Revolving Commitment has expired or been terminated, Borrower shall and shall cause each other Company to:
4.1    Books, Records and Access to the Collateral. Maintain proper books of account and other records and enter therein complete and accurate entries and records of all of its transactions. The Borrower shall and shall cause each other Company to, upon reasonable notice and during normal business hours, (a) give Lender reasonable access, to the Collateral for the purposes of examining the Collateral and verifying its existence, (b) make available to Lender for examination copies of any reports, statements or returns which such Company may make to or file with any governmental department, bureau or agency, federal or state; provided that Lender shall be deemed to have received all publicly available documents filed by Parent with the Securities and Exchange Commission without the need to separately provide such documents to Lender and (c) be available to Lender, or cause its officers, members, managers, or general partners, as applicable, to be available from time to time upon reasonable notice and during normal business hours to discuss the status of the Loan, its business and any statements, records or documents furnished or made available to Lender in connection with this Agreement.
4.2    Monthly Statements. Furnish to Lender within thirty (30) days after the end of each calendar month, commencing with the month ending November 30, 2013, internally prepared financial statements with respect to such calendar month, which financial statements will: (a) be certified as true and correct by the president or chief financial officer of the Borrower, (b) include a balance sheet as of the end of such period, profit and loss and surplus statements for such period and a statement of cash flows for such period, and (c) be on a consolidated basis for Parent, Borrower and its Subsidiaries.
4.3    Annual Statements. Furnish to Lender within one hundred and twenty (120) days after the end of each fiscal year of Parent, Borrower and its Subsidiaries commencing with the fiscal year ending January 31, 2014, audited financial statements of Parent, Borrower and its Subsidiaries which will (a) include a balance sheet as of the end of such year, profit and loss and surplus statements and a statement of cash flows for such year, (b) be on a consolidated basis for Parent, Borrower and its Subsidiaries, and (c) contain the unqualified opinion (which shall not include any statement as to “going-concern”) of an independent certified public accountant acceptable to Lender and its examination will have been made in accordance with generally accepted auditing standards and such opinion will contain a report reasonably satisfactory to Lender of any inconsistency in the application of GAAP with the preceding years’ statements, if any.
4.4    Quarterly Compliance Statement. Furnish to Lender with the financial statements referred to in Section 4.2 for the periods ending on each January 31, April 30, July 31 and October 31, commencing with the period ended January 31, 2014, a Compliance Statement in the form of Exhibit A attached hereto, with respect to such calendar quarter, as applicable, which will be in reasonable detail satisfactory to Lender.
4.5    Borrowing Base Certificates. Furnish to Lender a Borrowing Base Certificate in form of Exhibit B attached hereto, setting forth the calculation of the Formula Amount, within thirty (30) days after the end of each calendar month, commencing with the month ending November 30, 2013.
4.6    Monthly Accounts Receivable and Payable Agings Report. Furnish to Lender within thirty (30) days after the end of each calendar month Borrower’s Accounts Receivable Agings Report and Accounts Payable Agings Report in form reasonably acceptable to Lender, commencing with the month ending November 30, 2013.
4.7    Projections; Perfection Certificate. Furnish to Lender not later than forty-five (45) days after the end of each fiscal year commencing with the fiscal year ending January 31, 2014, projected balance sheets and income statements for the Borrower and its Subsidiaries on a consolidated basis for the subsequent fiscal year together with a narrative business plan relating thereto. Simultaneously with the delivery of the financial statements described in Section 4.3, the Borrower shall, and shall cause each of the other Credit Parties to, deliver a Perfection Certificate updated to reflect all changes in the information set forth therein as of the date of such financial statements.
4.8    Minimum Availability. The Borrower shall maintain Availability equal to or in excess of Minimum Availability at all times.
4.9    Taxes. Pay when due all taxes, assessments and other governmental charges imposed upon it or its assets, franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums which by law if left unpaid would give rise to a Lien upon any of its assets, provided that (unless any item or property would be lost, forfeited or materially damaged as a result thereof) no such charge or claim need be paid if it is being diligently contested in good faith, and if there is established an adequate reserve or other appropriate provision required by GAAP.
4.10    Operations. Continue its business operations in substantially the same manner as at present, except where such operations are rendered impossible by a fire, strike or other events beyond its control; keep its real and personal properties in good operating condition and repair ordinary wear and tear excepted; make all necessary and proper repairs, renewals, replacements, additions and improvements thereto and comply with the provisions of all leases to which each Company is party or under which each Company occupies or holds real or personal property so as to prevent any loss or forfeiture thereof or thereunder.
4.11    Licenses. Maintain in full force and effect all licenses, permits, franchises, governmental authorizations, patents, trademarks, copyrights or other rights necessary for the ownership of its properties and the conduct of its business except where the failure to maintain the foregoing could not reasonably be expected to have a Material Adverse Effect.
4.12    Insurance. At its own cost, obtain and maintain insurance against (a) loss, destruction or damage to its properties and business of the kinds and in the amounts customarily insured against by companies engaged in the same or similar business as the applicable Company in similar geographic areas and, in any event, sufficient in Lender’s reasonable judgment to adequately protect Lender’s interest in the Collateral, and (b) insurance against public liability and third party property damage of the kinds and in the amounts customarily insured against by businesses engaged in the same or similar business as the applicable Company in similar geographic areas. All such policies will (i) be issued by financially sound and reputable insurers, (ii) name Lender as an additional insured with respect to liability insurance and, where applicable, as loss payee under a Lender loss payable endorsement reasonably satisfactory to Lender, and (iii) will provide for thirty (30) days written notice to Lender before such policy is altered or canceled, except for ten (10) days notice of cancellation for non-payment. All of the insurance policies required hereby will be evidenced by one or more Certificates of Insurance delivered to Lender by Borrower on the Closing Date and at such other times as Lender may reasonably request from time to time.
4.13    Compliance with Laws. Except where non-compliance could not be reasonably expected to have a Material Adverse Effect, comply with all federal, state and local laws, regulations and orders applicable to each Company or its assets, including all Environmental Laws, and will promptly, and in any event within five Business Days, notify Lender of any violation of any law, regulation or order where such violation could reasonably be expected to have a material adverse effect on the condition of any Company financial or otherwise.

4.14    Environmental Violations.
(h)    In the event that any Hazardous Substances are released (as that term is defined under Environmental Laws) at or from the Property, or are otherwise found to be in, on, under, about or migrating to or from the Property in violation of Environmental Laws or in excess of cleanup levels established under Environmental Laws, promptly, and in any event with five Business Days of any Company gaining knowledge of such release or other presence, notify Lender in writing and will promptly commence such action as may be appropriate or required by any Company with respect to such conditions, including, but not limited to, investigation, removal and cleanup thereof, and deposit with Lender cash collateral, letter of credit, bond or other assurance of performance in form, substance and amount reasonably acceptable to Lender to cover the cost of such action. Upon written request, Borrower will provide Lender with updates on the status of each Company’s actions to resolve or otherwise address such conditions, until such time as such conditions are fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.
(i)    In the event any Company receives notice of an Environmental Claim from any governmental agency or other third party alleging a violation of or liability under Environmental Laws with respect to the Property or such Company’s activities or operations at the Property, promptly, and any event within five Business Days, notify Lender in writing and will commence such action as may be appropriate or required with respect to such Environmental Claim. Upon request, Borrower will provide Lender with updates on the status of each Company’s actions to resolve or otherwise address such Environmental Claim, until such claim has been fully resolved to the satisfaction of Lender, as determined by Lender in the exercise of its reasonable discretion.
4.15    Acquisition of Assets. Other than any property subject to a Lien described in clause (e) of the definition of Permitted Lien, not acquire any assets, real or personal, unless such assets are automatically covered by the existing Security Documents or within ten days of such acquisition, the applicable Credit Party delivers to Lender a mortgage, pledge or security agreement to encumber such asset in favor of Lender.
4.16    Accounts. Maintain all deposit accounts at Lender, and maintain Lender as the sole bank of account of Parent, Borrower and their Subsidiaries; provided, however, that for a period of not more than sixty (60) days after the closing of any Permitted Acquisition, the applicable Permitted Target may maintain one or more deposit account with banks other than the Lender so long as any amounts credited to such accounts in excess of $50,000 are promptly and, in any event, within one Business Day transferred to an account of a Company maintained with Lender.
4.17    ERISA Compliance. Comply in all material respects with the applicable provisions of ERISA and furnish to Lender: (i) as soon as possible, and in any event within 30 days after any officer, member, manager, or general partner, as applicable, of any Company or any ERISA Affiliate knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of any Company to the PBGC in an aggregate amount exceeding $25,000, a statement of a financial officer setting forth details as to such Reportable Event and the action that such Company proposes to take with respect thereto, together with a copy of the notice of such Reportable Event, if any, given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice any Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of its financial officer setting forth details as to such failure and the action that such Company proposes to take with respect thereto together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by any Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by any Company or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in an amount exceeding $25,000, or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA, and which, in each case, is expected to result in an increase in annual contributions of any Company or an ERISA Affiliate to such Multiemployer Plan in an amount exceeding $25,000.
4.18    Certain Notices. Notify Lender in writing within three Business Days after any Company has knowledge of (a) the occurrence of any Default or Event of Default, (b) the commencement of any litigation, investigation or proceeding which may exist at any time between any Company and any Person, including, without limitation, any governmental agency or authority, other than collection actions in the ordinary course to collect Accounts owed to a Company in amounts with respect to any single customer not to exceed $25,000 and, in the aggregate at anytime, not exceeding $100,000, and (c) any development that is reasonably expected to have a Material Adverse Effect.
4.19    Business Opportunities. Not divert any of its material business or opportunities to any other business entity in which any Company or its Affiliates may hold a direct or indirect interest.
4.20    IPP Consent. Within ten (10) days of the Closing Date, the Borrower shall provide a consent from the holder of the Seller Indebtedness to the execution and delivery of this Agreement and the other Loan Documents executed in connection herewith, in form and substance reasonably acceptable to Lender.
5.    Negative Covenants. From the date of execution of this Agreement until all Obligations to Lender have been fully paid and the Lender’s Revolving Commitment has expired or been terminated, Borrower shall not, and shall not permit any other Company to:
5.1    Debt. Incur, or permit to exist, any Indebtedness other than: (a) the Loans and any subsequent Indebtedness to Lender; (b) the Subordinated Indebtedness, (c) so long as the Seller Subordination Agreement is in full force and effect, the Seller Indebtedness, (d) open account obligations incurred in the ordinary course of business having maturities of less than 90 days, (e) equipment leases and Indebtedness related to “purchase money security interest” purchases not to exceed $100,000 outstanding at any time which, if secured, are secured solely by the asset financed with such Indebtedness, (f) Indebtedness arising under leases of the Property and (g) subject to Section 5.9, Indebtedness consisting of intercompany loans and advances made by and among the Credit Parties, provided that each such Credit Party shall have executed and delivered to each other Credit Party, on the Closing Date, a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Credit Party to each other Credit Party which Intercompany Notes shall be in form and substance reasonably satisfactory to Lender and shall be pledged and delivered to Lender pursuant to Security Agreement as additional collateral security for the Obligations.

5.2    Liens. Incur, create, assume, become or be liable in any way, or suffer to exist any Lien on any of its assets, now or hereafter owned, other than Permitted Liens.
5.3    Minimum Adjusted EBITDA. Permit Adjusted EBITDA as of the end of any fiscal quarter to be less than the amount set forth below opposite such fiscal quarter calculated quarterly on a trailing four (4) quarter basis (except as otherwise provided in the definition of Adjusted EBITDA):

Four Quarters Ending	Amount
January 31, 2014 and each April 30, 2014, July 31, October 31 and January 31 thereafter;	$5,000,000

provided, however, that this Section 5.3 shall not be applicable with respect to the fiscal quarter ended October 31, 2013.
5.4    Fixed Charge Coverage Ratio. Permit its Fixed Charge Coverage Ratio for the fiscal quarter ending January 31, 2014 and each January 31, April 30, July 31 and October 31, thereafter to be less than 1.20:1 calculated quarterly on a trailing four (4) quarter basis; provided, however, that this Section 0 shall not be applicable with respect to the fiscal quarter ended October 31, 2013.
5.5    Funded Debt to Adjusted EBITDA. Permit its ratio of (a) Funded Debt (on a consolidated basis for Parent, Borrower and its Subsidiaries) to Adjusted EBITDA as of the end of any fiscal quarter to exceed the ratio set forth below opposite such fiscal quarter calculated quarterly on a trailing four (4) quarter basis:

Four Quarters Ending January 31, 2014 and each April 30, July 31, October 31 and January 31 thereafter	Ratio 3.50:1
or
(b) Senior Funded Debt (on a consolidated basis for Parent, Borrower and its Subsidiaries) to Adjusted EBITDA as of the end of any fiscal quarter to exceed the ratio set forth below opposite such fiscal quarter calculated quarterly on a trailing four (4) quarter basis:

Four Quarters Ending January 31, 2014 and each April 30, July 31, October 31 and January 31 thereafter;	Ratio 2.50:1
provided, however, that this Section 5.5 shall not be applicable with respect to the fiscal quarter ended October 31, 2013.
5.6    Ownership and Management. Permit (a) a Change of Control to occur, (b) Parent to own less than all of the issued and outstanding Capital Stock of Borrower or (c) permit any Person other than the Borrower or another Credit Party to own any of the issued and outstanding capital stock of any Subsidiary.
5.7    Dividends. Declare or pay any Restricted Payment in respect of its Capital Stock; provided, however, that any Subsidiary of Borrower may make dividends or distributions to the Borrower.
5.8    Redemptions; Amendments. (a) Purchase, retire, redeem or otherwise acquire for value, directly or indirectly, shares of its Capital Stock, membership units, or partnership interests, now or hereafter outstanding or prepay any Indebtedness other than the Obligations (to the extent permitted hereunder) or (b) pay in cash any portion of the Seller Indebtedness directly or indirectly except to the extent expressly permitted by the Seller Subordination Agreement.
5.9    Investments. Except as set forth on Schedule 3.11, purchase or hold beneficially any stock, other securities or evidences of indebtedness of, or make any investment or acquire any interest whatsoever in, any other Person other than (a) a Permitted Acquisition, (b) investments in any Credit Party, (c) investments permitted by Section 5.13 and (d) short term investments of excess working capital invested in certificates of deposit or time deposits of the Lender.
5.10    Merger, Acquisition or Sale of Assets. Merge or consolidate with or into any other Person or acquire all or substantially all the assets of any Person, except (a) a Permitted Acquisition, (b) any consolidation or merger among Credit Parties; provided that to the extent that the Borrower is involved in such consolidation or merger, the Borrower is the surviving entity and (c) transactions described in Section 5.12.
5.11    Advances and Loans. Except as otherwise permitted by this Agreement, lend money, give credit or make advances (other than advances not to exceed $25,000 for any one employee and $100,000 in the aggregate outstanding at any time and other reasonable and ordinary advances to cover reasonable expenses of employees, such as travel expenses) to any Person, including, without limitation, Affiliates.
5.12    Subsidiaries. Acquire any Subsidiaries, create any Subsidiaries, or enter into any partnership or joint venture agreements; provided, however, that (a) the Borrower may create one or more Subsidiaries from time to time so long as Borrower owns all of the issued and outstanding Capital Stock of such Subsidiary at the time of the creation of such Subsidiary (and executes or amends and supplements the Pledge Agreement to provide for the grant and perfection of a security interest in such Capital Stock in favor of Lender), and such Subsidiary executes and delivers a Guaranty of the Obligations and a Security Agreement pledging its assets and properties as security for the Obligations, in each case, in form and substance reasonably acceptable to the Lender and (b) the Borrower may enter into partnership or joint venture agreement so long as (i) at the time of the execution of such partnership or joint venture agreement, the Borrower pledges its interest in the partnership or joint venture and (ii) the aggregate fair market value of all cash or other property invested in all such partnership or joint venture does not exceed $50,000 (net of cash returns on such partnership or joint venture).
5.13    Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is on fair and reasonable terms no less favorable to such

Company than such Company would obtain in a comparable arm’s length transaction with a non-Affiliate.
5.14    Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
(a)    disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business or property exchanged for like property;
(b)    Asset Sales; provided that the aggregate consideration received in respect of all other Asset Sales pursuant to this clause (b) shall not exceed $250,000 in any four consecutive fiscal quarters of Borrower and the Net Cash Proceeds of such Asset Sales are applied in accordance with Section 1.1(e)(ii); and

(c)	Investments in compliance with Section 5.9.
5.15    No Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of such Company to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Loan Documents, (b) covenants in capital leases or agreements relating to purchase money financings prohibiting further Liens on the properties encumbered thereby; and (c) any prohibition or limitation that (i) exists pursuant to applicable law or (ii) restricts subletting or assignment of any lease governing a leasehold interest of the Borrower or a Subsidiary
5.16    Government Regulation. (a) Be or become subject at any time to any law, regulation, or list of any government agency (including, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower and its Subsidiaries or (b) fail to provide documentary and other evidence of Borrower’s or its Subsidiaries’ identity as may be requested by Lender at any time to enable Lender to verify such identity or to comply with any applicable law or regulation, including, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
6.    Events of Default. Each of the following shall constitute an Event of Default hereunder:
6.1    Non-Payment. The nonpayment of any principal amount of any Loan when due, whether by acceleration or otherwise, or the nonpayment of any interest on any Loan when due or the nonpayment of any Rate Management Obligation when due or the nonpayment of any other Obligation within five days of the date when due;
6.2    Covenants. The default in the due observance of (a) the covenants set forth in Sections 4.2, 4.3, 4.4, 4.5, 4.6, 4.7, 4.8, 4.9, 4.12, 4.15, 4.16, or 4.18, or Sections 5.1 through 5.16 inclusive or (b) any other covenant or agreement to be kept or performed by it under the terms of this Agreement or any of the Loan Documents and, in the case of clause (b), the failure or inability of it to cure such default within 15 days of the occurrence thereof;
6.3    Representations and Warranties. Any representation or warranty made by it in this Agreement, in any of the other Loan Documents or in any report, certificate, opinion, financial statement or other document furnished in connection with the Obligations is false or erroneous in any material respect as of the date when made;
6.4    Bankruptcy, etc. Borrower or any other Company (a) dissolves or is the subject of any dissolution, a winding up or liquidation (except as permitted by this Agreement); (b) makes a general assignment for the benefit of creditors or generally fails to pay its debts as and when due; or (c) files or has filed against it a petition in bankruptcy, for a reorganization or an arrangement, or for a receiver, trustee or similar creditors’ representative for any substantial portion of such Company’s property or assets or any part thereof, or any other proceeding under any federal or state insolvency law, and if filed against it, the same has not been dismissed or discharged within 60 days thereof;
6.5    Execution and Attachment. The commencement of any foreclosure proceedings, proceedings in aid of execution, attachment actions, levies against, or the filing by any taxing authority of a lien against it or against any material portion of the Collateral;
6.6    Judgments. The entry of a final judgment for the payment of money involving more than $50,000 against Borrower or any other Company and the failure by it to discharge the same, or cause it to be discharged, within 30 days from the date of the order, decree or process under which or pursuant to which such judgment was entered, or to secure a stay of execution pending appeal of such judgment or the entry of one or more final monetary or non-monetary judgments or orders which, singly or in the aggregate, does or could reasonably be expected to: (a) cause a material adverse change in the value of the Collateral or the condition (financial or otherwise), operations, properties or prospects of the Parent, the Borrower and their Subsidiaries taken as a whole, (b) have a material adverse effect on the ability of any Company to perform its obligations under this Agreement or the other Loan Documents, or (c) have a material adverse effect on the rights and remedies of Lender under this Agreement or any other Loan Document;
6.7    Impairment of Security. (a) Any Loan Document or any transfer, grant, pledge, mortgage or assignment by the party executing a Security Document in favor of Lender ceases to be valid and binding except in accordance with its terms; (b) any party, other than Lender, to a Loan Document asserts that any Loan Document is not a legal, valid and binding obligation of it enforceable in accordance with its terms; (c) Lien purporting to be created by any of the Security Documents ceases to be or is asserted by any party to any Security Document (other than Lender) not to be a valid, perfected Lien subject to no Liens other than Liens not prohibited by this Agreement or any Security Document (unless it ceases to be valid by the action or inaction of Lender or as otherwise permitted by the terms of the Loan Documents); or (d) any Security Document is amended, subordinated, terminated or discharged, or any person is released from any of its covenants or obligations except to the extent that Lender expressly consents in writing thereto;
6.8    Other Indebtedness of Lender’s Affiliates. A default with respect to any evidence of Indebtedness by Borrower or any other Company (other than to Lender pursuant to this Agreement) to any of Lender’s Affiliates, if the effect of such default is to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof;
6.9    Other Indebtedness. (a) A Default or Event of Default shall occur under the Subordinated Indebtedness or (b) a default with respect to any evidence of Indebtedness of the Borrower in excess of $50,000 (other than to Lender or Lender’s Affiliate), if the effect of such default is to permit the holder thereof to cause such Indebtedness to become due prior to the stated maturity thereof, or if any Indebtedness of Borrower in excess of $50,000 (other than to Lender or Lender’s Affiliate) is not paid when due and payable, whether at the due date thereof or a date fixed for prepayment or otherwise (after the expiration of any applicable grace period);
then immediately upon the occurrence of any of the Event of Default described in Section 6.4 and at the option of the Lender upon the occurrence of any other Event of Default and during the continuance thereof, the Loan, the Note and all other Obligations immediately will mature and become due and payable and any commitment to make Revolving Credit Loans will terminate, in each case, without presentment, demand, protest or notice of any kind which are hereby expressly waived. After the occurrence of any Event of Default and during the continuance thereof, Lender is authorized without notice to anyone to offset and apply to all or any part of the Obligations all moneys, credits and other property of any nature whatsoever of Borrower or any other Company now or at any time hereafter in the possession of, in transit to or from, under the control or custody of, or on deposit with (whether held by Borrower or such Company individually or jointly with another party), Lender or any of Lender’s Affiliates. The rights and remedies of Lender upon the occurrence of any Event of Default and during the continuance thereof will include but not be limited to all rights and remedies provided in the Security Documents and all rights and remedies provided under applicable law. Borrower waives any requirement of marshalling of the assets covered by the Security Documents upon the occurrence of any Event of Default. Upon or at any time after the occurrence of an Event of Default and during the continuance thereof, Lender may request the appointment of a receiver of the Collateral. Such appointment may be made without notice, and without regard to (i) the solvency or insolvency, at the time of application for such receiver, of the person or persons, if any, liable for the payment of the Obligations; and (ii) the value of the Collateral at such time. Such receiver will have the power to take possession, control and care of the Collateral and to collect all accounts resulting therefrom. Notwithstanding the appointment of any receiver, trustee, or other custodian, Lender will be entitled to the possession and control of any cash, or other instruments at the time held by, or payable or deliverable under the terms of this Loan Agreement or any Security Documents to Lender.
7.    Conditions Precedent.
7.1    Conditions Precedent to Initial Loan. The obligation of Lender to make the initial Loan to Borrower under this Agreement on the Closing Date is subject to the satisfaction or waiver of the following conditions precedent (in form, substance and action as is satisfactory to Lender, in its sole discretion):
(a)    Certified Copies of Charter Documents. Lender shall have received from each Credit Party a copy, certified by a duly authorized officer of such Credit Party to be true and complete on and as of the Closing Date, of each of the charter or other organization documents of such Credit Party as in effect on such date of certification (together with all, amendments thereto) and a certificate from the Secretaries of State of Ohio, Delaware and Georgia as to the “good standing” of the Borrower and each other Credit Party;
(b)    Proof of Appropriate Action. Lender shall have received from each Credit Party, a copy, certified by a duly authorized officer of such Credit Party to be true and complete on and as of the Closing Date, of the records of all action taken by such Credit Party to authorize the execution and delivery of this Agreement and any other Loan Document entered into on the Closing

Date and to which it is a party or is to become a party as contemplated or required by this Agreement, and its performance of all of its agreements and obligations under each of such documents;
(c)    Incumbency Certificates. Lender shall have received from each Credit Party, an incumbency certificate, dated the Closing Date, signed by a duly authorized officer of such Credit Party and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Credit Party, this Agreement and each of the other Loan Documents to which such Credit Party is or is to become a party on the Closing Date, and to give notices and to take other action on behalf of such Credit Party under such documents;
(d)    Loan Documents, Etc. (i) The Note and the other Loan Documents shall have been duly and properly authorized, executed and delivered to the Lender by the respective party or parties thereto and shall be in full force and effect on and as of the Closing Date and (ii) Lender shall be satisfied with the due diligence associated with the preparation of the Loan Documents;
(e)    Legality of Transactions. No change in applicable law shall have occurred as a consequence of which it shall have become and continue to be unlawful for Lender to perform any of their agreements or obligations under this Agreement, the Note, or under any of the other Loan Documents, or for any Credit Party to perform any of its agreements or obligations under this Agreement, the Note, or under any of the other Loan Documents;
(f)    Repayment of Indebtedness. Lender shall have received evidence of the repayment or defeasance of all Indebtedness (other than any Indebtedness set forth on Schedule 3.16 which is specified to survive the Closing Date) and the release of all Liens securing such Indebtedness.
(g)    Consents. Lender shall have received from each Credit Party the copies of all consents necessary for the completion of the transactions contemplated by this Agreement, the Note, each of the other Loan Documents, and all instruments and documents incidental thereto;
(h)    Subordinated Indebtedness. The Borrower, Parent and each other Credit Party shall have executed and delivered an amendment to the Subordinated Credit Agreement;
(i)    Closing Availability. After giving effect to the initial borrowing of the Term Loan and the Revolving Credit Loans on the Closing Date, Availability shall not be less than Minimum Availability.
(j)    Closing Fees and Expenses. Borrower shall have paid all fees and expenses due hereunder including the fees and expenses due pursuant to Section 8;
(k)    Changes; None Adverse. From the date of the Current Financial Statements to the Closing Date, no changes shall have occurred in the assets, liabilities, financial condition, business, operations or prospects of any Company which, individually or in the aggregate, are materially adverse to the Parent, the Borrower and their Subsidiaries taken as a whole;
(l)    Financial Statements and Other Information. Lender shall have received the Current Financial Statements certified by an officer of each Company, and Lender shall have been satisfied that such Current Financial Statements accurately reflect the financial status and condition of each Company;

(m)    UCC Searches. Lender shall have received a report from a UCC search firm acceptable to Lender describing any effective financing statements, judgment liens, tax liens or any other Lien and Lender shall be satisfied with the nature and extent of such Liens;
(n)    Insurance Certificates. The Lender shall have received insurance certificates evidencing the coverage required by Section 4.12 hereof;
(o)    Additional Materials. Lender shall have received such additional documents, instruments or agreements as Lender may reasonably request.
7.2    Additional Advances. Lenders obligation to make any Loan, including the initial advance is subject to the condition precedent that:
(a)    No Defaults. There does not exist any Default or Event of Default;
(b)    Accuracy. The representations and warranties contained in this Agreement, the Security Documents, and in each other Loan Document or provided by a third party at the request of Borrower, and in any document delivered in connection therewith will be true and accurate on and as of such date (unless such representation or warranty specifically relates to an earlier date in which case, such representation or warranty shall have been true and correct as of such earlier date) in all material respects; and
(c)    Other Documents. Lender will have received such other documents, instruments or agreement as Lender may reasonably request.
7.3    Borrowing Representations. Each borrowing by Borrower hereunder will constitute a representation and warranty by Borrower as of the date of such borrowing that the conditions set forth in Section 7.1 and 7.2 have been satisfied.
8.    Closing Expenses. Borrower will pay Lender immediately upon the execution of this Agreement all expenses and Attorneys’ Fees incurred by Lender in connection with the preparation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, together with all: (a) recording fees and taxes; (b) survey, appraisal and environmental report charges; and (c) title search and title insurance charges, including any stamp or documentary taxes, charges or similar levies which arise from the payment made hereunder or from the execution, delivery or registration of any Security Document or this Agreement. If Borrower fails to pay such fees, Lender is entitled to disburse such sums as an advance under any Note.
9.    Post-Closing Expenses. To the extent that Lender incurs any costs or expenses in protecting or enforcing its rights under the Loan Documents or observing or performing any of the conditions or obligations of Borrower or any other Credit Party thereunder, including but not limited to reasonable Attorneys’ Fees in connection with litigation, preparation of amendments or waivers, present or future stamp or documentary taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of any Security Document or this Agreement, such costs and expenses will be due on demand, will be included in the Obligations and will bear interest from the incurring or payment thereof at the Default Rate.

10.    Representations and Warranties to Survive. All representations, warranties, covenants, indemnities and agreements made by Borrower and the other Credit Parties herein and in the Security Documents will survive the execution and delivery of this Agreement, the Security Documents and the issuance of any Note.
11.    Definitions. For purposes hereof:
11.1    Accounting Terms; UCC. Each accounting term not defined or modified herein will have the meaning given to it under generally accepted accounting principles in effect in the United States of America from time to time (“GAAP”). All other terms contained in this Agreement and not otherwise defined herein will, unless the context indicates otherwise, have the meanings provided for by the Uniform Commercial Code of the State of Minnesota to the extent the same are defined therein.
11.2    Other Terms. The following terms shall have the meanings specified below:
“Accounts Payable Agings Report” means a report from Borrower to Lender setting forth in reasonable detail reasonably satisfactory to Lender the agings of Borrower’s accounts payable.
“Accounts Receivable Agings Report” means a report from Borrower to Lender setting forth in reasonable detail reasonably satisfactory to Lender agings of Borrower’s Accounts.
“Acquisition Agreement” means, in the case of a Permitted Acquisition, the Stock Purchase Agreement, Asset Purchase Agreement or similar governing document between the applicable Credit Party and the Permitted Target and/or the shareholders of the Permitted Target.
“Acquisition Documents” has the meaning set forth in Section 3.20.
“Adjusted EBITDA” means, for Parent and its Subsidiaries, on a consolidated basis, for any period, net income (determined in accordance with GAAP) plus, (i) in each case to the extent deducted in determining net income, (a) interest expense, income tax expense, depreciation and amortization, non-cash share-based compensation expense and other extraordinary, non-cash expense, (b) non-recurring expense relating to the write-down of capitalized software development costs, (c) transaction fees, costs and expenses incurred in connection with a Permitted Acquisition in an aggregate amount not to exceed $400,000 of which 25%, 50%, 75% and 100% of such fees, costs and expenses shall be included in the period incurred for purposes of the calculation of Adjusted EBITDA for the four quarterly periods following the consummation of the Permitted Acquisition, minus, (ii) to the extent included in determining net income, any non-cash gains.
“Adjusted LIBO Rate” means, as of any date of determination, an interest rate per annum equal to the rate obtained by dividing (x) the LIBO Rate in effect from time to time by (y) a percentage equal to one hundred percent (100%) minus the Reserve Percentage.
“Affiliate” means any Person under common control or having similar equity holders owning at least ten percent (10%) thereof, whether such common control is direct or indirect. All of any Person’s direct or indirect parent corporations, partners, Subsidiaries, and the officers, shareholders, members, directors and partners of any of the foregoing and persons related by blood or marriage to any of the foregoing will be deemed to be a Person’s Affiliates for purposes of this Agreement.

“Applicable Margin” means (a) in the case of Revolving Credit Loans, three and one-half percent (3.50%) and (b) in the case of the Term Loan, four and three-quarters percent (4.75%).
“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Capital Stock of Parent, Borrower or any Subsidiary of Parent or Borrower, in the case of either (a) or (b), to any person other than (i) Borrower or (ii) any other Credit Party.
“Attorneys’ Fees” means all fees, costs and expenses of the attorneys (and all paralegals and other staff employed by such attorneys) employed by Lender from time to time to: (i) take any action in or with respect to any suit or proceedings (bankruptcy or otherwise) relating to the Collateral or this Agreement; (ii) protect, collect, lease or sell, any of the Collateral; (iii) attempt to enforce any Lien on any of the Collateral or to give any advice with respect to such enforcement; (iv) enforce any of Lender’s rights to collect any of the Obligations; (v) give Lender advice with respect to this Agreement, including but not limited to advice in connection with any default, workout or bankruptcy; (vi) prepare any amendments, restatements or waivers to this Agreement or any of the documents executed in connection with any of the Obligations.
“Availability” means, at any time, the sum of (a) the Maximum Amount minus, the sum of the principal amount of the outstanding Revolving Credit Loans at such time and (b) unrestricted cash of the Credit Parties credited to one or more accounts of a Credit Party maintained with Lender.
“Base Rate” means, for any day, a rate per annum equal to the sum of (a) in the case of Revolving Credit Loans, three and one-quarter percent (3.25%) and, in the case of the Term Loan, four and one-half percent (4.50%) and (b) the greatest of (i) the Prime Rate in effect on such day and (ii) the weighted average of the rates on overnight federal funds transactions, as published by the Federal Reserve Bank of New York in effect for any such day (or if such day is not a Business Day, the immediately preceding Business Day) plus ½ of 1% and (iii) the Adjusted LIBO Rate on such day (or if such date is not a LIBOR Business Day, the immediately preceding LIBOR Business Day) plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate or the Federal funds rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal funds rate or the Adjusted LIBO Rate.
“Business Day” means any day excluding Saturday, Sunday and any other day on which banks are required or authorized to close in Cincinnati, Ohio.
“Capital Stock” means with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date.
“Change of Control” means
(a) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), together with its Affiliates, is or becomes the beneficial owner (as defined in

Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of an amount of Capital Stock of Parent entitled to 35% or more of the total voting power of Parent; or

(b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Parent (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Parent, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Parent.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Capital Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Closing Date” means the first Business Day on which the conditions specified in Sections 7.1 and 7.2 have been satisfied.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means any property, real or personal, tangible or intangible, now or in the future securing the Obligations, including but not limited to the “Collateral” as defined in the Security Agreement and the “Collateral” as defined in the Pledge Agreement.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” means collectively, the Parent, Borrower and each of their respective Subsidiaries.
“Credit Party” means collectively, the Borrower and each Guarantor.
“Current Financial Statements” means (a) as of the Closing Date, the audited financial statements of the Borrower for the period ended January 31, 2013 and the unaudited financial statements of the Borrower for the period ended October 31, 2013 which such financial statement shall comply with Section 4.2 or 4.3, and, in the case of any Permitted Acquisition, the audited (if available) financial statements of the Permitted Target for its most recently ended fiscal year and the unaudited financial statements of the Permitted Target for its most recently ended fiscal quarter and (b) at any other time, the most current financial statements, tax returns and other documents with respect to Borrower delivered to Lender pursuant to Section 4.
“Debtor” means all Persons obligated with respect to an Account, General Intangible or Payment Intangible, including any guarantor or surety.
“Default” means any event or condition that with the passage of time or giving of notice, or both, would constitute an Event of Default.

“Default Rate” means four percent (4%) per annum plus the highest rate of interest that would otherwise be in effect with respect to any Loan but not more than the highest rate permitted by applicable law.
“Eligible Accounts” means, as of the relevant date of determination, those trade accounts arising in the ordinary course of business that: (i) shall be due and payable within 90 days from the invoice date, (ii) have been validly assigned to Lender and in which Lender has a first priority, perfected security interest, (iii) strictly comply with all of Borrower’s warranties and representations to Lender in the Loan Documents, (iv) with regard to which Borrower strictly complies with its covenants with Lender in the Loan Documents and (v) with respect to which goods or services give rise to such account have been shipped or performed and accepted by the Account Debtor; provided that Eligible Accounts shall not include the following: (a) Accounts with respect to which the Account Debtor is a shareholder, officer, employee or agent of Parent, Borrower or any Subsidiary, or a corporation more than 5% of the stock of which is owned by any of such persons; (b) Accounts with respect to which the Account Debtor is not a resident of the United States or Canada; (c) Accounts with respect to which the Account Debtor is the United States or any department, agency or instrumentality of the United States unless Borrower has assigned its interests in such Accounts to Lender pursuant to Federal Assignment of Claims Act or Lender has expressly waived that requirement with respect to specific receivables; (d) Accounts with respect to which the Account Debtor is any State of the United States or any city, town municipality or division thereof that requires Borrower to support its obligations to such Account Debtor with a performance bond issued by a surety company; (e) Accounts with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common officers or directors with Borrower, (f) any Accounts of a particular Account Debtor if Borrower is or may become liable to that Account Debtor for goods sold or services rendered by that Account Debtor to Borrower or if such Account Debtor has any other right of set off against Borrower, (g) any Accounts owed by a particular Account Debtor, other than the U.S. Government, or a department or agency thereof, which exceed 20% of all Eligible Accounts; (h) any and all Accounts owed by a particular Account Debtor more than 90 days old from the invoice date; (i) any Accounts owed by an Account Debtor who does not meet Lenders standards of creditworthiness, in Lender’s sole credit judgment exercised in good faith; (j) any Accounts owed by any Account Debtor which has filed or has had filed against it a petition for bankruptcy, insolvency, reorganization or any other type of relief under insolvency laws; (k) any Accounts owed by an Account Debtor which has made an assignment for the benefit of creditors; (l) any Accounts owed by an Account Debtor if more than 25% of the Account(s) of such Account Debtor have remained due or unpaid for more than 90 days after the date of the original invoice issued by the Borrower, with respect to the sale giving rise thereto and (m) any Accounts deemed to be ineligible by Lender based upon credit and collateral considerations as Lender may deem appropriate, in Lender’s sole judgment exercised in good faith.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group of which Borrower is a member and which is treated as a single employer under Section 414 of the Code.
“ERISA” means the Employee Retirement Income Security Act of 1974, or any successor statute, as amended from time to time.
“Event of Default” means any of the events listed in Section 6.

“Excluded Swap Obligation” means any Swap Obligation if, and to the extent that, all or a portion of any guaranty or collateral pledge with respect to the Obligations is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of any Credit Party’s failure for any reason to constitute a Qualified ECP Guarantor at the time this Agreement, or any other Loan Document becomes effective with respect to such Swap Obligation; provided, that, if a Swap Obligation arises under a master agreement governing more than one swap, the foregoing exclusion shall only apply to the portion of the Swap Obligation that is attributable to swaps for which such guaranty or collateral pledge is or becomes illegal.
“Fixed Charge Coverage Ratio” means for Parent and its Subsidiaries, on a consolidated basis, in each case, without duplication, for any period, the ratio of (a) Adjusted EBITDA minus the sum of (i) Unfunded Cap Ex, (ii) income tax paid in cash, (iii) dividends and other distributions paid in cash plus, to the extend deducted in determining net income for such period, the principal amount of the Seller Indebtedness, to (b) the sum of (i) interest expense (including the interest portion of any lease which is capitalized in accordance with GAAP) payable in cash, plus (ii) all principal payments with respect to Indebtedness that were paid or were due and payable (including the principal portion of any lease which is capitalized in accordance with GAAP).
“Formula Amount” means 80% (or such lesser percentage as Lender shall determine based on its reasonable credit judgment) of the net amount of Borrower’s Eligible Accounts.
“Funded Debt” means the principal amount of (i) all obligations owing in respect of the Loans, (ii) all obligations owing in respect of the Subordinated Loan and (iii) any other Indebtedness other than Indebtedness which is subordinate to the prior payment of the Loan pursuant to a subordination agreement in form and substance satisfactory to the Lender including the Seller Indebtedness so long as the Seller Subordination Agreement is in full force and effect.
“Guarantor” means each of (a) Parent and (b) each Subsidiary of the Borrower, whether now existing or hereafter created.
“Hazardous Wastes”, “hazardous substances” and “pollutants or contaminants” means any substances, waste, pollutant or contaminant now or hereafter included with any respective terms under any now existing or hereinafter enacted or amended federal, state or local statute, ordinance, code or regulation, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”).
“Indebtedness” of any Person means (in each case, whether such obligation is with full or limited recourse but if with limited recourse, to the amount of such recourse) (i) any obligation of such Person for borrowed money, (ii) any obligation of such Person evidenced by a bond, debenture, note or other similar instrument, (iii) any obligation of such Person to pay the deferred purchase price of property or services, except a trade account payable that arises in the ordinary course of business but only if and so long as the same is payable on customary trade terms, (iv) any obligation of such Person as lessee under a capital lease which is capitalized in accordance with GAAP, (v) any capital stock of such Person which is required to be redeemed by such Person upon the occurrence of any event not within the control of such Person or at any date, (vi) any obligation of such Person to purchase securities or other property that arises out of or in connection with the sale of the same or substantially similar securities or property, (vii) any non-contingent obligation of such Person to reimburse any other Person in respect of amounts paid under a letter of credit or other guaranty issued by such other Person to the extent that such reimbursement obligation remains outstanding after it becomes non-contingent, (viii) any obligations under any Rate Management Agreement except that if any Rate Management Agreement relating to such obligation provides for the netting of amounts payable by and to the applicable Person thereunder or if any such Rate Management Agreement provides for the simultaneous payment of amounts by and to the applicable Person, then, in each such case, the amount of such obligation shall be the net amount thereof, (ix) any Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any asset of such Person and (x) any Indebtedness of others guaranteed by such Person.
“Lender’s Affiliate” means any person, partnership, joint venture, company or business entity under common control or having similar equity holders owning at least ten percent (10%) thereof with Lender, whether such common control is direct or indirect. All of Lender’s direct or indirect parent corporations, sister corporations, and subsidiaries will be deemed to be a Lender’s Affiliate for purposes of this Agreement.
“LIBO Rate” means the rate per annum (rounded upwards, if necessary, to the next 1/8 of 1%) calculated by the Lender in good faith, which Lender determines with reference to the rate per annum at which deposits in United States dollars are offered by prime banks in the London interbank eurodollar market two LIBOR Business Days prior to the first day of each month, based on an interest period of one month.
“LIBOR Business Day” means a day on which dealings are carried on in the London interbank eurodollar market.
“Lien” means any security interest, mortgage, pledge, assignment, lien or other encumbrance of any kind, including the interest of vendors and lessors under conditioned sales contracts and capitalized leases.
“Loan Documents” means this Agreement, the Note, the Security Documents, the Guaranty, all Rate Management Agreements and each other document or agreement executed in connection herewith and the “Loan Documents” under and as defined in the Subordinated Credit Agreement.
“Loan” means, collectively, any and all Revolving Credit Loans and the Term Loan.
“Material Adverse Effect” means a material adverse effect on the business, property, operations, prospects or conditions (financial or otherwise) of the Credit Parties taken as a whole.
“Minimum Availability” means on the Closing Date, at all times thereafter, $1,000,000.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“Net Cash Proceeds” means (a) with respect to any Asset Sale (other than any issuance or sale of Capital Stock), the cash proceeds received by Parent or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Parent or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations associated with such Asset Sale (provided that, to the extent and at the time any such reserve is reduced and the amount of such reduction is not applied to pay such liabilities or obligations, such amounts shall constitute Net Cash Proceeds); and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale and which is repaid in cash with such proceeds (it being understood that any such Indebtedness assumed by the purchaser of such properties is not repaid) and, in the case of a sale and leaseback, the amount actually paid to acquire the applicable assets if such acquisition occurs substantially at the same time as the relevant Asset Sale and (b) with respect to any issuance or sale of Capital Stock by Parent or any Subsidiary of Parent, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith and any reserves, in accordance with GAAP, against costs, fees and expenses permitted to be deducted pursuant hereto but which are not yet due and payable or for which a final amount is not available (provided that to the extent and at the time any reserve is reduced and the amount of such reduction is not applied to pay such fees, costs and expenses, such amounts shall constitute Net Cash Proceeds).
“Note” means any note, now or in the future, between Borrower and Lender, and will include any amendments made thereto and restatements thereof, extensions and replacements, including the Revolving Credit Note and the Term Note.
“Obligations” means and include all loans, advances, debts, liabilities, obligations, covenants and duties owing to Lender or any of Lender’s Affiliates, from Borrower of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, including but not limited to those arising under: (i) this Agreement and the other Loan Documents, (ii) any and all Rate Management Agreements (including all Rate Management Obligations) (other than any Excluded Swap Obligation), (iii) any obligation of Borrower to Lender or any Lender’s Affiliate under any other interest rate swap, cap, collar, floor, option, forward, or other type of interest rate protection, foreign exchange or derivative transaction agreement, (iv) the Note, (v) under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by Borrower or Lender or any Lender’s Affiliate on the Closing Date; and as to all of the foregoing, including any amendments, modifications, or superceding documents to each of the foregoing; and all charges, expenses, fees, including but not limited to reasonable Attorneys’ Fees, and any other sums chargeable to Borrower under any of the Obligations. In addition to the foregoing and not in limitation thereof, if Borrower fails to pay any tax, assessment, governmental charge or levy or to maintain insurance within the time permitted or required by this Agreement, or to discharge any lien prohibited hereby, or to comply with any other Obligation, Lender may, but will not be obligated to, pay, satisfy, discharge or bond the same for the account of Borrower, and to the extent permitted by law and at the option of Lender, all monies so paid by Lender on behalf of Borrower will be deemed Obligations.

“Parent” means Streamline Health Solutions, Inc., a Delaware corporation.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” means each Article 9 Certificate dated as of the Closing Date executed by the Borrower and each other Credit Party and each supplement thereto delivered pursuant to Section 4.7.
“Permitted Acquisition” means the acquisition by the Borrower or any of its Subsidiaries of all or substantially all of the assets of, or all of the issued and outstanding capital stock of, a Permitted Target to which the Lender shall have consented which such consent may be withheld in Lender’s sole and absolute discretion and which such consent may include such additional financial, operational and other conditions and document delivery requirements as Lender shall determine are necessary or appropriate.
“Permitted Target” means a Person with operations or a business line in the same business as, or a substantially related business to, the operations and business of the Borrower and its Subsidiaries as then being conducted.
“Permitted Liens” means:
(a)    liens securing the payment of taxes or assessments, either not yet due or the validity of which is being contested in good faith by appropriate proceedings, and as to which the applicable Credit Party has set aside on its books adequate reserves to the extent required by GAAP;
(b)    deposits under workers’ compensation, unemployment insurance and social security laws or public liability laws or similar legislation, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;
(c)    liens imposed by law, such as carrier’s, warehousemen’s or mechanics’ liens, incurred by the applicable Credit Party in good faith in the ordinary course of business;
(d)    liens in favor of Lender;
(e)    liens securing purchase money Indebtedness or other equipment financing permitted by the terms hereof so long as such liens do not extend to any assets other than the assets financed with such Indebtedness;
(f)    reservations, exceptions, encroachments and other similar title exceptions or encumbrances affecting real properties, provided such do not materially detract from the use or value thereof as used by the owner thereof;
(g)    liens by a bank on deposit accounts of the applicable Credit Party at such bank that arise by operation of law, and that are otherwise in compliance with the terms of this Agreement;
(h)    any attachment or judgment lien not constituting an Event of Default under Section 6.6; and

(i)    zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a trust or estate, a joint stock company, an unincorporated organization, a joint venture, a government (foreign or domestic), any agency or political subdivisions thereof, or any other entity.
“Pledge Agreement” means the Pledge Agreement dated as of December 7, 2011 among Parent, Borrower and Lender.
“Prime Rate” means the rate of interest per annum announced to be the Prime Rate from time to time by Lender at its principal office in Cincinnati, Ohio whether or not Lender will at times lend to borrowers at lower rates of interest, or, if there is no such Prime Rate, then its base rate or such other rate as may be substituted by Lender for the Prime Rate.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, the applicable Credit Party or any other Person obligated with respect to, or pledging Collateral to secure, such Swap Obligations has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such Credit Party or such other Person otherwise constitutes an “Eligible Contract Participant” as that term is defined under the Commodity Exchange Act or any regulations promulgated thereunder.
“Rate Management Agreement” means any agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar‑denominated or cross‑currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including without limitation any ISDA Master Agreement between Borrower and Lender or any of Lender’s Affiliate, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising, and in each case as amended, modified or supplemented from time to time.
“Rate Management Obligations” means any and all obligations of Borrowers to Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (i) any and all Rate Management Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Management Agreement, excluding Excluded Swap Obligations.
“Reportable Event” means any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).
“Restricted Payment” with respect to any Person means that such Person has declared or paid a dividend or returned any equity capital to the holders of its Capital Stock or authorized or made any other distribution, payment or delivery of property or cash to the holders of its Capital Stock as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Capital Stock outstanding (or any options or warrants issued by such Person with respect to its Capital Stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Capital Stock of such Person outstanding (or any options or warrant issued by such Person with respect to its Capital Stock). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
“Reserve Percentage” means that percentage which is specified by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over the Lender for determining the maximum reserve requirement (including, but not limited to, any basic, supplemental, marginal, or emergency reserve requirement) for Lender with respect to liabilities or assets constituting or including (among other liabilities) “Eurocurrency liabilities” (as defined in Regulation D of the Board of Governors of the Federal Reserve System) applicable hereto.
“Revolving Commitment” of the Lender means Five Million Dollars ($5,000,000).
“Security Documents” means the agreements, pledges, mortgages, guarantees, or other documents delivered by Borrower or any other person or entity to Lender or Lender’s Affiliate previously, now or in the future to encumber the Collateral in favor of Lender or Lender’s Affiliate, and all amendments thereto and restatements thereof, including, without limitation, the Security Agreement and the Pledge Agreement executed pursuant hereto.
“Seller Indebtedness” means Indebtedness of the Company to IPP Holding Company, LLC (f/k/a Interpoint Partners, LLC) pursuant to the Subordinated Promissory Note dated November 20, 2013 in the original principal amount of $900,000.
“Seller Subordination Agreement” means the Amended and Restated Subordination Agreement dated as of November 20, 2013 among Lender, IPP Holding Company, LLC (f/k/a Interpoint Partners, LLC), the Parent and IPP Acquisition, LLC.
“Senior Funded Debt” means the principal amount of (i) all obligations owing in respect of the Loans and (ii) all obligations owing in respect of the Subordinated Loan.
“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Subordinated Credit Agreement” means the Subordinated Credit Agreement dated as of December 7, 2011 between Borrower and Fifth Third Bank.
“Subordinated Indebtedness” means the loans and other Indebtedness of Borrower to Fifth Third Bank evidenced by the Subordinated Credit Agreement.
“Subsidiaries” means a corporation, limited liability company, partnership or other similar entity of which shares of stock, membership interests or other voting interests having ordinary voting power to elect a majority of the Board of Directors, managers or similar governing body of such Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly (including as a result of the Borrower or one of its Subsidiaries being the general partner of such Person) through one or more intermediaries, or both, by Parent.
“Swap Obligation” means any Rate Management Obligation that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Term Loan Maturity Date” means December 1, 2018; provided, however, that if prior to June 30, 2014 the maturity date for the Subordinated Indebtedness is not extended to a date on or after December 1, 2018, the Term Loan Maturity Date shall be July 16, 2014.
“Undrawn Amount” means at any time the Revolving Commitment minus the sum of the aggregate principal amount of each Revolving Loan made by Lender and outstanding at such time, but in no event, less than zero
“Unfunded Cap Ex” means with respect to any fiscal quarter, the greater of (a) the gross purchase price or capitalized cost of capital equipment purchased or incurred during such fiscal quarter which is not financed by a third party other than Lender, the lender under the Subordinated Credit Agreement or any of Lender’s Affiliates, including all capitalized software development costs and (b) zero; provided, however, that for purposes of calculating the Fixed Charge Coverage Ratio, Unfunded Cap Ex for capitalized software cost relating to the Software License and Royalty Agreement between Borrower and Montefiore Medical Center dated October 25, 2013 shall be the greater of (i) such capitalized software cost relating to such Software License and Royalty Agreement minus $3,000,000 and (ii) zero.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
12.    General.
12.1    Indemnity. Borrower will indemnify, defend and hold harmless Lender, its directors, officers, counsel and employees, from and against all claims, demands, liabilities, judgments, losses, damages, costs and expenses, joint or several (including all accounting fees and Attorneys’ Fees reasonably incurred), that Lender or any such indemnified party may incur arising under or by reason of this Agreement or any act hereunder or with respect hereto or thereto including but not limited to any of the foregoing relating to any act, mistake or failure to act in perfecting, maintaining, protecting or realizing on any Collateral or Lien thereon except to the extent such losses are determined by a final order of a court of competent jurisdiction to be the result of (a) the willful misconduct or gross negligence of such indemnified party or (b) a material breach by such indemnified party of its express obligations to a Credit Party under the Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if, after receipt by Lender of any payment of all or any part of the Obligations, demand is made at any time upon Lender for the repayment or recovery of any amount or amounts received by Borrower in payment or on account of the Obligations and Lender repays all or any part of such amount or amounts by reason of any judgment, decree or order of any court or administrative body, or by reason of any settlement or compromise of any such demand, this Agreement will continue in full force and effect and Borrower will be liable, and will indemnify, defend and hold harmless Lender for the amount or amounts so repaid. The provisions of this Section will be and remain effective notwithstanding any contrary action which may have been taken by Borrower in reliance upon such payment, and any such contrary action so taken will be without prejudice to Lender’s rights under this Agreement and will be deemed to have been conditioned upon such payment having become final and irrevocable. The provisions of this Section will survive the expiration or termination of this Agreement.
12.2    Continuing Agreement. This Agreement is and is intended to be a continuing Agreement and will remain in full force and effect until the Loan is finally and irrevocably paid in full and this Agreement is terminated by a writing signed by Lender specifically terminating this Agreement.
12.3    No Third Party Beneficiaries. Nothing express or implied herein is intended or will be construed to confer upon or give any Person other than the parties hereto, any right or remedy hereunder or by reasons hereof.
12.4    No Partnership or Joint Venture. Nothing contained herein or in any of the agreements or transactions contemplated hereby is intended or will be construed to create any relationship other than as expressly stated herein or therein and will not create any joint venture, partnership or other relationship.
12.5    Waiver. No delay or omission on the part of Lender to exercise any right or power arising from any Event of Default will impair any such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or any acquiescence therein nor will the action or nonaction of Lender in case of such Event of Default impair any right or power arising as a result thereof or affect any subsequent default or any other default of the same or a different nature. No disbursement of the Loan hereunder will constitute a waiver of any of the conditions to Lender’s obligation to make further disbursements; nor, in the event that Borrower is unable to satisfy any such condition, will any such disbursement have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default.
12.6    Notices. All notices, demands, requests, consents, approvals and other communications required or permitted hereunder will be in writing and will be conclusively deemed to have been received by a party hereto and to be effective if delivered personally to such party, or sent by telecopy or by overnight courier service, or by certified or registered mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or to such other address as any party may give to the other in writing for such purpose:

To Lender:	Fifth Third Bank
38 Fountain Square Plaza – MD 109047
Cincinnati, OH 45263
Fax: (513) 534-5080
Attention: Daniel G. Feldmann
Email: Dan.Feldmann@53.com

To any Credit Party:	Streamline Health, Inc.
1230 Peachtree Street, NE Suite 1000
Atlanta, GA 30309
Fax: (404) 446-0059
Attention: Senior Vice President and Chief Financial Officer
Email: nicholas.meeks@streamlinehealth.net

All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telecopy on the day on which transmitted and confirmation of transmission is received, or if sent by overnight courier service, on the earlier of the day when confirmation of delivery is provided by such service or when actually received by such party, or if sent by certified or registered mail, on the third business day after the day on which deposited in the mail. The Lender will use commercially reasonable efforts to provide notice to the email addresses set forth above but the failure to provide notice to such addresses will not affect the validity of any such notice.
12.7    Successors and Assigns. This Agreement will be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, provided, however, that Borrower may not assign this Agreement in whole or in part without the prior written consent of Lender and Lender at any time may assign this Agreement in whole or in part. Lender shall use commercially reasonable efforts to provide notice of any assignment but the failure to provide such notice shall not affect the validity of such assignment or the Obligations of the Borrower hereunder.
12.8    Modifications. This Agreement, the Note and the other Loan Documents, constitute the entire agreement of the parties and supersede all prior agreements and understandings regarding the subject matter of this Agreement, including but not limited to any proposal or commitment letters. No modification or waiver of any provision of this Agreement, any Note, or any of the other Loan Documents, nor consent to any departure by Borrower therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver or consent will in any event be effective unless the same is in writing and specifically refers to this Agreement, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case will entitle Borrower to any other or further notice or demand in the same, similar or other circumstance.
12.9    Remedies Cumulative. No single or partial exercise of any right or remedy by Lender will preclude any other or further exercise thereof or the exercise of any other right or remedy. All remedies hereunder and in any instrument or document evidencing, securing, guaranteeing or relating to any Loan or now or hereafter existing at law or in equity or by statute are cumulative and none of them will be exclusive of the others or any other remedy. All such rights and remedies may be exercised separately, successively, concurrently, independently or cumulatively from time to time and as often and in such order as Lender may deem appropriate.
12.10    Illegality. If fulfillment of any provision hereof or any transaction related hereto or of any provision of the Note or the Security Documents, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity; and if any clause or provisions herein contained other than the provisions hereof pertaining to repayment of the Obligations operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only will be void, as though not herein contained, and the remainder of this Agreement will remain operative and in full force and effect; and if such provision pertains to repayment of the Obligations, then, at the option of Lender, all of the Obligations of Borrower to Lender will become immediately due and payable.
12.11    Gender, etc. Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.
12.12    Headings. The headings in this Agreement are for convenience only and will not limit or otherwise affect any of the terms hereof.
12.13    Time. Time is of the essence in the performance of this Agreement.
12.14    Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Any party so executing this Agreement by facsimile or other electronic transmission will promptly deliver a manually executed counterpart, provided that any failure to do so will not affect the validity of the counterpart executed by facsimile or other electronic transmission.
12.15    Governing Law. This Loan Agreement has been delivered and accepted at and will be deemed to have been made in Ohio and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the State of Ohio, without regard to conflicts of law principles.
12.16    JURISDICTION. BORROWER HEREBY IRREVOCABLY AGREES AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN HAMILTON COUNTY, OHIO, AND BORROWER WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY SUCH ACTION OR PROCEEDING.
12.17    WAIVER OF JURY TRIAL. THE PARTIES HERETO EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS LOAN AGREEMENT, THE SECURITY DOCUMENTS, THE OBLIGATIONS, THE COLLATERAL, IF ANY, OR ANY ACTUAL OR PROPOSED TRANSACTION OR OTHER MATTER CONTEMPLATED IN OR RELATING TO ANY OF THE FOREGOING.

Borrower hereby authorizes any attorney at law to appear in any court of record in the State of Ohio or any other state or territory of the United States, after the Obligations become due, and admit the maturity of the Obligations, the amount due thereon, and the jurisdictional facts thereof, and waive the issuing and service of process and confess judgment against Borrower in favor of the holder of the Obligations for the total amount due and costs of suit and thereupon to waive all errors, rights of appeal and stay of execution. The undersigned hereby expressly (a) waives any conflict of interest of an attorney retained by Lender to confess judgment against Borrower upon the Obligations, and (b) consents to the receipt by the attorney retained by Lender of fees for legal services rendered for confessing judgment against Borrower upon the Obligations. EACH OF BORROWER AND ANY ENDORSER OR ANY GUARANTOR AGREES THAT AN ATTORNEY WHO IS COUNSEL TO LENDER OR ANY OTHER HOLDER OF SUCH OBLIGATION MAY ALSO ACT AS ATTORNEY OF RECORD FOR BORROWER WHEN TAKING THE ACTIONS DESCRIBED ABOVE IN THIS PARAGRAPH. BORROWER AGREES THAT ANY ATTORNEY TAKING SUCH ACTIONS MAY BE PAID FOR THOSE SERVICES BY LENDER OR HOLDER OF SUCH OBLIGATION. BORROWER WAIVES ANY CONFLICT OF INTEREST THAT MAY BE CREATED BECAUSE THE ATTORNEY REPRESENTING THE BORROWER IS BEING PAID BY LENDER OR THE HOLDER OF SUCH OBLIGATION.
IN WITNESS WHEREOF, the Borrower and Lender have executed this Credit Agreement as of the date first above written.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME, A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE GOODS, FAILURE ON THE CREDITOR’S PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE
STREAMLINE HEALTH, INC.
By:
Name: Nicholas A. Meeks
Title: Senior Vice President and Chief Financial Officer
FIFTH THIRD BANK
By:
Name: Daniel G. Feldmann
Title: Vice President